                                                              EXHIBIT 99.(h)(iv)

                         ANTI-MONEY LAUNDERING AMENDMENT
                                       TO
                     THE TRANSFER AGENCY SERVICES AGREEMENT

         THIS ANTI-MONEY LAUNDERING AMENDMENT, dated as of the 24th of July, 2002 (this "Amendment") is made to the Transfer Agency Services Agreement dated as of September 25, 1996, as amended by (i) that certain Amendment to the Transfer Agency and Services Agreement -- Wrap Program dated as of March 31, 2002, and (ii) that certain Privacy Amendment to the Transfer Agency Services Agreement and the Administration and Accounting Services Agreement dated as of June 28, 2002 (the "Privacy Amendment") (as so amended, the "Transfer Agent Agreement") between Driehaus Mutual Funds (the "Fund"), its Distributor, Driehaus Securities Corporation ("Distributor"), the Fund's Adviser, Driehaus Capital Management, Inc. ("Adviser"), and PFPC Inc. ("PFPC").

                                   WITNESSETH

         WHEREAS, pursuant to the Transfer Agent Agreement, PFPC acts as the Fund's transfer agent;

         WHEREAS, the Fund and its service providers, including its Distributor and its Adviser, desire to ensure compliance with federal anti-money laundering ("AML") legislation and regulation, such as recent legislation that requires registered investment companies to comply with the USA PATRIOT Act of 2001 (the "PATRIOT Act") amending the Bank Secrecy Act (as amended from time to time, the "Act"), which requires financial institutions, including the Fund and its Distributor, to adopt comprehensive procedures, policies and controls regarding the detection and prevention of money laundering;

         WHEREAS, PFPC has implemented various AML procedures as attached hereto, which it has found to be reasonable, and the Fund desires to delegate certain AML procedures to PFPC, as permitted by the Act and the regulations promulgated thereunder, and the Fund and PFPC desire to amend the Transfer Agent Agreement to reflect PFPC's agreement to perform such services explicitly.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Fund and PFPC agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. Anti-Money Laundering. PFPC shall establish, maintain and monitor shareholder accounts of each series of the Fund consistent with the Securities Laws (as defined in the Transfer Agent Agreement) and the AML rules and regulations applicable to shareholder activity, including the Act. Specifically, PFPC undertakes to perform the services described in the attached AML procedures and more generally in the "Frequently Asked Questions" (as amended from time to time, the "Procedures"). To the extent reasonable, PFPC shall update the Procedures to reflect changes in applicable rules, regulations and laws and such Procedures are made a part hereof. However, if the Procedures (1) are to be updated in a manner which terminates AML services necessary to the Fund's AML compliance, or (2) are only to be updated for additional fees, or (3) will not be updated for future AML requirements, then PFPC must give the Fund reasonable prior notice. PFPC shall promptly provide the Fund's AML Compliance Officer with a copy of the revised Procedures and shall create and maintain all necessary records related thereto, providing copies to the Fund, the Adviser or the Distributor as each may reasonably request to assist it in its respective AML programs. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act (as defined in the Transfer Agent Agreement). To the extent reasonably requested, PFPC will promptly provide certifications, copies of SAS 70, and copies of any independent audit (or a summary thereof) of its Procedures. PFPC shall cooperate with the Fund AML Compliance Officer in requests for documents and reports as may reasonably be requested periodically. PFPC agrees to cooperate with and permit federal examiners to: (i) obtain information and records relating to the Fund's AML program that is in the possession of PFPC; and (ii) inspect PFPC for purposes of compliance with the Fund's AML program. If PFPC becomes aware that its AML policy and Procedures are deficient and fails to promptly effect corrective action, PFPC will promptly notify the Fund AML Compliance Officer.

2. Reliance by Distributor and Adviser. The Distributor of the Funds is a member of the NASD. In developing and implementing its AML program and procedures, the Distributor will rely on the representations and services provided by PFPC made in this Amendment, including, the shareholder government list matching and reporting, any verification process if performed, and upon the procedures furnished by PFPC to the Fund under this Amendment as they relate to the Fund. PFPC hereby acknowledges and consents to the reliance of the Distributor with regard to these issues. To the extent that the Distributor may need records of PFPC for its AML program, PFPC will provide such records. Similarly, to the extent that the Distributor may rely upon the actions of PFPC, the Adviser may so rely and PFPC will provide copies of any records of PFPC needed by the Adviser. Notwithstanding anything contained herein, PFPC is not obligated to take any action other than as expressly described in the Procedures.

3. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS


By: /s/ Richard H. Driehaus
    -----------------------
Name:  Richard H. Driehaus
Title: Chairman and President


PFPC Inc.


BY: /s/ Lynne M. Cannon
    --------------------
Name:  Lynne M. Cannon
Title: Vice President and Director - Client Funds


DRIEHAUS SECURITIES CORPORATION


By: /s/ Richard H. Driehaus
    -----------------------
Name:  Richard H. Driehaus
Title: Chairman of the Board


DRIEHAUS CAPITAL MANAGEMENT, INC.


By: /s/ Richard H. Driehaus
    ------------------------
Name:  Richard H. Driehaus
Title: Chairman of the Board and CEO

                                  (PFPC LOGO)

                 ANTI-MONEY LAUNDERING SERVICES PROGRAM SUMMARY

BACKGROUND

Money laundering is a crime whereby a terrorist, drug trafficker or other criminal attempts to conceal illegally derived money by placing it into the financial system so that the money appears legitimate. The Bank Secrecy Act ("BSA") is a law created by the federal government to prevent and detect money laundering. The BSA was amended by the USA PATRIOT Act (the "Patriot Act") in October 2001 to include several additional and more comprehensive provisions concerning the detection and prevention of money laundering. To satisfy the requirements of these federal laws, PFPC's Transfer Agency Division ("PFPC") established the procedures described below effective April 24, 2002. PFPC has continued to develop and enhance these procedures in preparation for the new anti-money laundering program compliance date of July 24, 2002.

GOVERNMENT LIST MATCHING

Using automated functionality, PFPC personnel search PFPC's databases for shareholder names and countries appearing on governmental agencies' relevant control lists. Employees specifically charged with anti-money laundering compliance duties review potential matches that the system identifies. As required by law, PFPC reports each confirmed match to the government authority that maintains the list on which the name or country appears.

MONITORING FOR SUSPICIOUS ACTIVITY

As a non-bank subsidiary of a bank holding company, PFPC monitors account activity of its clients' shareholders and reports suspicious activity as required by the Patriot Act and other anti-money laundering laws. The components of PFPC's procedures for monitoring shareholder accounts for suspicious activity include reviewing the receipt of cash and cash equivalents (both from domestic and international locations) and evaluating combinations of transaction activity. In addition, as part of its enhancements for the July 24th AML program compliance date, PFPC has been developing processes to monitor wire transfer activity. Each of these procedures is summarized in more detail below.

RECEIPT OF CASH

It is PFPC's policy not to accept cash on behalf of our clients. However, in the event PFPC does receive cash, PFPC will return the cash to the sender and record both the receipt and the return of the cash. PFPC reviews records of cash received, and notifies the proper authorities of amounts that exceed regulatory-mandated thresholds and of attempted cash transactions that PFPC determines are suspicious in accordance with established criteria.

RECEIPT OF CASH EQUIVALENTS

Cash equivalents include a variety of monetary instruments, including money orders, travelers checks, cashier's checks, treasurer's checks, official checks, third party checks, payable through checks, and starter book checks. PFPC records all cash equivalents it receives regardless of whether the particular item is accepted or rejected (in accordance with the relevant client's policy on the receipt of such instruments). All cash equivalents are also reviewed in accordance with established criteria to determine if they indicate potentially suspicious activity involving a shareholder account. PFPC will notify the proper authorities of the receipt of any cash equivalent items that, upon internal escalation and review, it determines to be suspicious.

INTERNATIONAL CASH AND CASH EQUIVALENT TRANSACTIONS

As with items received from domestic points of origin, PFPC records cash and cash equivalents received from outside the United States. As described above, PFPC reviews these transactions to determine if the currency/cash equivalents should be returned and notifies the authorities of any it determines to be suspicious. Prior to returning an item received from outside the United States, PFPC also determines whether any Office of Foreign Asset Control regulation prohibits such return.

TRANSACTION MONITORING

Certain combinations of transactions in shareholder accounts are centrally evaluated and internally escalated based upon established criteria, which includes unusual or unexpected shareholder account activity, to determine if such transactions are suspicious. PFPC will report the occurrence of transactions it concludes to be suspicious to the proper authorities.

WIRE TRANSFER ACTIVITY

As part of its procedures for monitoring shareholder account activity for suspicious transactions, PFPC plans to review all wire transfers in accordance with pre-defined criteria, escalate potentially suspicious transactions as appropriate, and report wire transfer activity it confirms to be suspicious to the proper authorities.

CLIENT NOTIFICATION

If any instances of suspicious or otherwise reportable activity are detected in a shareholder account, PFPC will provide written notification of such activity to the client through its PFPC Client Relationship Manager. Clients should note that they might have their own reporting obligations with respect to such activity.

EMPLOYEE TRAINING AT PFPC

Anti-money laundering training for employees at PFPC consists of three elements:

- New Employee Training - An "Anti-Money Laundering" module is delivered to all new employees during employee orientation.

- Periodic Training - Employees receive periodic training to reinforce their initial anti-money laundering compliance training and to learn of relevant new anti-money laundering laws and regulations. Employees receive this training from both PFPC and its parent company, The PNC Financial Services Group, Inc.

- Senior Management Training and Review - Senior management is provided with initial training in anti-money laundering in order to inform them of PFPC's responsibilities in this area. Senior management also receives periodic reviews of anti-money laundering policies and procedures.

INDEPENDENT AUDIT PROGRAM

PFPC has implemented a policy pursuant to which independent auditors monitor and test the adequacy of, and compliance with, PFPC's anti-money laundering controls, policies, and procedures.

RECORD RETENTION

PFPC retains all supporting documentation related to its anti-money laundering procedures, in accordance with regulatory record retention requirements. This documentation includes transaction source documents, logs, forms, and copies of reports filed with regulatory agencies.

                                  (PFPC LOGO)

                            TRANSFER AGENCY DIVISION
                     ANTI-MONEY LAUNDERING SERVICES PROGRAM
                      ANSWERS TO FREQUENTLY ASKED QUESTIONS



*THIS DOCUMENT IS BEING PROVIDED FOR THE SOLE PURPOSE OF INFORMING CLIENTS OF PFPC'S ANTI-MONEY LAUNDERING SERVICES PROGRAM AND IS NOT A SUBSTITUTE FOR THE LEGAL ADVICE OF FUND COUNSEL*

1. WHAT ARE THE REQUIRED ELEMENTS OF AN ANTI-MONEY LAUNDERING PROGRAM AS MANDATED BY THE USA PATRIOT ACT?

Pursuant to regulations issued by the United States Treasury Department ("Treasury") on April 23, 2002, mutual funds ("Funds") must, by July 24, 2002, develop and implement anti-money laundering ("AML") programs reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities. Under these Treasury regulations (the "AML Program Regulations"), the following are the required elements of a Fund's AML program:

         (a) Policies, procedures and internal controls. The regulations dictate that Funds "establish and implement policies, procedures, and internal controls reasonably designed to prevent the mutual fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act . . ."

         (b) Independent testing. The regulations also require a Fund's AML program to provide for independent testing for compliance. Such testing may be conducted internally within the Fund or through an outside party, but cannot be performed by the employees that are involved in the routine operation or oversight of the Fund's AML program.

         (c) Anti-money laundering compliance officer. The regulations also obligate Funds to charge an individual or committee of individuals with the responsibility for overseeing the Fund's AML program. Such individual(s) must have full responsibility and authority to develop and enforce appropriate policies and procedures throughout the Fund complex. Additionally, Treasury expressed that although the implementation and operation of the Fund's AML program will likely be conducted by entities other than the Fund itself, the person responsible for supervision of the overall AML program should be a Fund officer.

         (d) Training. The regulations further mandate that a Fund's AML program include ongoing training for appropriate individuals. Treasury expects that employees of the Fund and of its affiliated and third party service providers will be trained (both initially and on an ongoing basis) concerning the Bank Secrecy Act ("BSA") requirements relevant to their job functions as well as in the ability to recognize possible signs of money laundering that could arise in the course of their specific job responsibilities.

2. IS COMPLIANCE WITH AML PROGRAM REGULATIONS A REQUIREMENT OF THE FUND OR THE TRANSFER AGENT?

Section 352 of the USA PATRIOT Act states that "financial institutions" (as that term is defined in the BSA) are required to establish and implement AML programs. The AML Program Regulations implementing this provision of the Act include mutual funds (as a type of investment company) within the definition of "financial institution" but do not include transfer agents within that definition. Therefore, a Fund (and not its transfer agent) is responsible for establishing and implementing its own AML program.

Treasury did recognize in the Release of the AML Program Regulations that Funds may contractually delegate the implementation and operation of their AML programs to their service providers (such as transfer agents). Accordingly, PFPC's Transfer Agency Division ("PFPC") is offering, through its AML services program, to assist its Fund clients with their regulatory obligation to take reasonable measures to detect and prevent money laundering activity in their respective shareholder accounts. However, it should be noted that notwithstanding its acknowledgement that Funds may delegate such AML activities to their service providers, Treasury specifically stated in the Release that the Fund will remain ultimately responsible for ensuring the Fund's compliance with the regulation.

3.       WHAT PROCEDURES ARE INCLUDED IN PFPC'S AML SERVICES PROGRAM?

PFPC's AML policies and procedures incorporate three main elements, which together facilitate the effective and timely treatment of potential money laundering cases.

First, data is collected throughout all of our operating sites, through both manual and automated means. The Transfer Agency Division's operating units record into a specially developed database all incidents of receipt of cash or cash equivalents. In addition, certain potentially suspicious transaction combinations are recognized by our transfer agent recordkeeping systems. We also execute a government list matching process, which evaluates all new and maintenanced shareholder accounts against individuals named on the Office of Foreign Assets Control ("OFAC") list of Specially Designated Nationals ("SDN"), a list of sanctioned countries, and the Securities and Exchange Commission ("SEC") Control List.

Once captured, the data is centrally evaluated by our Regulatory Operations Department. This department receives all of the reports from the processes listed above, and evaluates each case to determine if appropriate thresholds have been exceeded or predetermined `triggers' have been tripped. These thresholds and triggers are discussed in #5 and #6, below. In addition to the data about specific transactions, the Regulatory Operations Department uses other available information, such as account registrations, imaged documents, and account transaction history to determine if follow-up action is warranted. In some cases, we may contact our clients to obtain additional information.

If this evaluation process results in a determination that additional action on a case is warranted, a process of management escalation and client communication is followed. Information regarding such cases is referred to Regulatory Operations Department management, who further review the cases and, if appropriate, coordinate follow-up measures. These measures include the referral of cases to the designated OFAC/SEC Control Offices of PFPC's parent company, The PNC Financial Services Group, Inc. ("PNC"), and/or PFPC Corporate Security [the PFPC department that files Suspicious Activity Reports ("SARs") and Currency Transaction Reports ("CTRs")]. In addition, the appropriate PFPC Client Relationship Manager ("CRM") is notified and, in turn, he or she provides written information about the case to our client.

4.       DO YOU ACCEPT CASH AND CASH EQUIVALENTS FOR PURCHASES OF SHARES?

As a matter of policy, PFPC does not accept cash on behalf of its clients. However, PFPC does record and monitor all currency it receives for the purposes of determining if it meets mandated reporting thresholds. PFPC also monitors transactions and attempted transactions involving cash equivalents. It should be noted that PFPC follows each client's respective instructions regarding what types of cash equivalents are acceptable forms of payment for the purchase of shares in that client's mutual funds.

5.       WHAT ARE YOUR `THRESHOLDS' AND `TRIGGERS' FOR CASH AND CASH
         EQUIVALENTS?

PFPC has established criteria for determining what cash and cash equivalent activity may trigger a suspicious activity review for the purpose of determining whether management escalation and client communication is warranted. The initial criteria, which may be refined over time, have been largely adapted from the Investment Company Institute ("ICI") White Paper (issued in May of 1999) concerning mutual funds' money laundering compliance. Those criteria are as follows:

         1.       Cash:

                  a) A single cash item is received in the amount of $5,000 or more.

                  b) Multiple cash items are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

         2.       Cash Equivalents:

                  a)       Money Orders

                           (i) Multiple U.S. postal or money orders are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

                           (ii) Almost daily purchases of mutual fund shares with money orders.

                           (iii) A single U.S. postal order or money order is received in the amount range of $2,900 to $2,999, and, upon account review, appears suspicious (such as if there are other cash equivalent items that when aggregated with this item exceed $5,000). Because financial institutions must obtain identification for cash purchases of money orders of $3,000 or more, money launderers sometimes purchase these instruments in amounts less than $3,000 to avoid identification requirements.

                           (iv) A single U.S. postal order or money order is received in the amount range of $9,900 to $10,000. Because financial institutions must report cash transactions over $10,000 to the Internal Revenue Service ("IRS"), money launderers sometimes purchase money orders in amounts of $10,000 or less to avoid reporting requirements.

                  b)       Travelers Checks

                           (i) Multiple travelers checks are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

                           (ii) Almost daily purchases of mutual fund shares with travelers checks.

                  c) Cashier's Checks, Bank Checks, Official Checks, and Treasurer's Checks

                           (i) Multiple cashier's checks, bank checks, official checks, or treasurer's checks are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

                           (ii) Almost daily purchases of mutual fund shares with cashier's checks, bank checks, official checks, or treasurer's checks.

                           (iii) A single cashier's check, bank check, official check, or treasurer's check is received in the amount range of $2,900 to $2,999, and, when upon account review, appears suspicious (such as if there are other cash equivalent items that when aggregated with this item exceed $5,000). Because financial institutions must obtain identification for cash purchases of cashier's checks and other cash equivalents of $3,000 or more, money launderers sometimes purchase these instruments in amounts less than $3,000 to avoid identification requirements.

                           (iv) A single cashier's check, bank check, official check, or treasurer's check is received in the amount range of $9,900 to $10,000. Because financial institutions must report cash transactions over $10,000 to the IRS, money launderers sometimes purchase these instruments in amounts of $10,000 or less to avoid reporting requirements.

                  d)       Foreign Bank Drafts

                           (i) A single foreign check or bank draft of $5,000.00 or more is received.

                           (ii) Multiple foreign checks or bank drafts are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

                  e)       Payable Through Checks

                           (i) A single payable through check of any dollar amount is received to purchase shares.

                           (ii) Multiple payable through checks drawn on more than one U.S. bank or more than one account in the same U.S. bank are received to purchase shares.

                  f)       Third Party Checks and other Third Party Transactions

                           (i) Multiple third party transactions, including third party checks, are received the same day, on consecutive days, or close in time (currently defined as two calendar weeks) and when aggregated equal $5,000.00 or more from the same shareholder.

                  g)       Combinations of Cash Equivalents

                           (i) More than one type of cash equivalent (travelers check, money order, bank draft, etc.) is received on the same day, on consecutive days, or close in time (currently defined as two calendar weeks) from the same shareholder and when aggregated equal $5,000 or more.

                           (ii) A shareholder makes almost daily purchases of mutual fund shares with different types of cash equivalents.

Any items received by PFPC that meet the above criteria are reviewed in conjunction with other account activity and account information by the Transfer Agency Division's Regulatory Operations Department to determine if analysis of the transaction(s) should be escalated internally for further review. A client may be contacted by its CRM at this stage for further information about the particular shareholder to assist in the determination of whether the activity in question should be escalated internally. More information regarding internal escalation of suspicious transactions can be found in #3 above.

6.       WHAT COMBINATIONS OF TRANSACTIONS DO YOU MONITOR?

PFPC will also be monitoring certain combinations of transactions that take place in accounts to further assist in the detection of potentially suspicious activity. Base criteria have been established for the capture of such combinations of transactions by PFPC's transaction processing systems, and it is expected that these criteria will be refined over time. Our systems will generate reports for internal centralized review and escalation, as appropriate. The initial combinations of transactions that were prepared to be captured as of April 24, 2002, and which have been further developed and enhanced in preparation for the July 24, 2002 compliance date required by the AML Program Regulations, are:

         1. A full redemption in an account that has had multiple purchases in the previous three month period;

         2. A full redemption in an account that has multiple changes in ownership in the previous three month period;

         3. Multiple transfers in ownership of an account in the previous 30 days; and

         4. A transaction that invokes payment to an alternate payee with a foreign address.

Potentially "suspicious" transactions of the types described above will be reviewed in connection with other account information and account activity by PFPC's Transfer Agency Regulatory Operations Department in order to determine if a transaction should be escalated internally for further review. A client may be contacted by its CRM at this stage for further information about the particular shareholder to assist in the determination of whether the activity in question is suspicious. More information regarding internal escalation of suspicious transactions can be found in #3 above.

7.       WILL PFPC MONITOR WIRE TRANSFER ACTIVITY?

We are currently developing procedures that will enable us to monitor wire transfer activity in order to determine if it meets established criteria (such as criteria used as examples in the Release of the AML Program Regulations) for deciding if it is potentially "suspicious." It is anticipated that those items that do meet the defined criteria will be centrally reviewed and escalated in a manner similar to the review and escalation of other potentially suspicious activities (as outlined in #3 above). More information will be provided regarding wire transfer monitoring after the procedures have been fully developed.

8.       WHICH GOVERNMENT LISTS DO YOU MATCH OUR RECORDS AGAINST? HOW DOES THIS
         WORK?

PFPC matches all new and maintenanced accounts against the Treasury Department's OFAC SDN List, the SEC Control List, and a list of sanctioned countries using an automated process. PFPC's Transfer Agency Division's Regulatory Operations Department reviews potential hits that are generated by the system to eliminate false matches. This department refers qualified matches to PNC's designated OFAC/SEC Control departments, which in turn notify the appropriate authorities and request guidance with respect to acting on the account. If the authorities confirm the match, PFPC takes the directed follow-up action, such as freezing the account's assets. Additionally, each client is notified through its appropriate CRM of confirmed matches involving one of its accountholders.

9.       DOES PFPC HAVE ANY REPORTING RESPONSIBILITIES UNDER THE BSA?

As a non-bank subsidiary of a bank holding company, PFPC is required to file CTRs and SARs in accordance with the BSA.

BSA regulations require a financial institution to file a CTR whenever a currency transaction exceeds $10,000. If a currency transaction exceeds $10,000 and is suspicious, PFPC will file both a CTR (reporting the currency transaction) and a SAR (reporting the suspicious nature of the transaction). If a currency transaction equals or is below $10,000 and is suspicious, PFPC is only required to file a SAR. However, it should be noted that the BSA prohibits PFPC from notifying any party other than the Treasury Department's Financial Crimes Enforcement Network ("FinCEN") of whether it has filed a SAR.

Each client is responsible for determining if it also has its own obligation to file a CTR and/or SAR and for filing the applicable reporting document(s) if it determines that it is required to do so.

10.      DOES PFPC FILE FORM 8300S?

Because PFPC is subject to the BSA requirement to file CTRs, PFPC is not required to file Form 8300s with the IRS. However, PFPC does monitor cash and cash equivalent activity on behalf of its clients in order to determine if it meets the requirements for filing Form 8300.

11.      IF YOU ENCOUNTER SUSPICIOUS OR OTHER REPORTABLE ACTIVITY, WILL WE BE
         NOTIFIED?

Upon completion of is internal review and escalation process, a client will be notified in writing through its PFPC CRM if PFPC determines an item or transaction: (a) is suspicious (in accordance with PFPC's established criteria),
(b) appears to meet the requirements for filing a CTR, and/or (c) appears to meet the requirements for filing a Form 8300. Documentation of the relevant items/transactions will be included with the written notification. Please note that each client is responsible for determining if it has its own compliance obligation to file a SAR, CTR and/or Form 8300 for such item(s) or transaction(s). A client will also be responsible for filing the applicable reporting document if it determines that it is required to do so.

12.      WHAT ABOUT `KNOW YOUR CUSTOMER?' DON'T WE HAVE A `KYC' REQUIREMENT?

Investment companies do not currently have "Know Your Customer" responsibilities under the regulations issued pursuant to the BSA. Nevertheless, regulations issued pursuant to the USA

PATRIOT Act may subject investment companies to some BSA responsibilities, including obligations to file SARs and verify the identity of accountholders. Such regulations have not yet been proposed and/or finalized. If investment companies do become obligated to file SARs and/or verify accountholder identity, PFPC will work to support its clients in fulfilling their obligations.

PFPC representatives met with SEC officials in February 2002 concerning the identity verification requirements of the USA PATRIOT Act and the implementing regulation(s) that Treasury is to prescribe in final form by October 26, 2002. The SEC was particularly interested in understanding what measures PFPC believed to be reasonable and practicable for verifying the identity of accountholders. We responded that flexible, goal-oriented rules that incorporate the use of existing data elements would be the most successful from our perspective. We also provided the SEC with a list of data elements commonly found in transfer agent systems and discussed the possibility of using certain data elements (such as name and Social Security Number) to conduct confirming matches against a centralized database (government or private) to support the confirmation of identity. PFPC advocated using data elements that are currently collected by mutual funds for conducting such matches, rather than requiring funds to collect additional identifying information from shareholders. PFPC also suggested that any verification approach set forth in the regulation be flexible enough to allow investment companies and their transfer agents to have more than one option for conducting such a data element match.

13.      DO YOU HAVE AN AML TRAINING PROGRAM? WHAT DOES IT INCLUDE?

PFPC conducts a New Employee Orientation training program that includes material designed to inform PFPC employees of their responsibilities with respect to the detection, prevention and reporting of money laundering activities. This training consists of a presentation that describes the money laundering process, how the Bank Secrecy Act regulates money laundering activity, and how to refer observed activity to the appropriate PFPC personnel. PFPC employees whose job functions directly involve monitoring accounts for suspicious activity (such as employees in the Transfer Agency Division's Regulatory Operations Department) receive additional specialized training for that purpose. PFPC has also developed an ongoing training program that employees will receive periodically to maintain their awareness of money laundering and advise them of any developments in AML laws and regulations. Records will be kept to ensure that all employees have completed the appropriate AML training. In addition, all PFPC employees will receive generalized AML training administered by PNC.

14. WHO WILL BE THE POINT OF CONTACT AT PFPC FOR A CLIENT'S AML COMPLIANCE OFFICER?

PFPC has designated appropriate Corporate and Transfer Agency personnel as the compliance points of contact for each Fund client's respective AML Compliance Officer.

15.      HAVE YOU MADE ARRANGEMENTS FOR AN INDEPENDENT AUDIT OF YOUR PROGRAM?

PFPC expects its AML compliance procedures to be audited at least once each year by PNC, either directly or through an outside auditor. It is anticipated that each client will be advised in writing by its CRM of the results of PNC's audit. Additionally, it is expected that PFPC compliance personnel will review each AML procedure and/or test compliance therewith at least once each calendar year.

16. WILL YOU BE PROVIDING ADDITIONAL AML SERVICES AS NEW AML REGULATIONS AFFECTING MUTUAL FUNDS, SUCH AS THOSE PERTAINING TO CORRESPONDENT ACCOUNTS, ARE PROPOSED AND FINALIZED?
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PFPC has been continuously monitoring and developing procedures in response to regulations implemented pursuant to the USA PATRIOT Act in order to assist our clients with their AML obligations. For instance, we are currently evaluating what services we will offer to clients to support their efforts in complying with the regulations that were recently issued by Treasury requiring due diligence with respect to correspondent accounts for foreign financial institutions and private banking accounts with non-U.S. persons. PFPC is also investigating possible procedures and resources that may be used to help clients comply with regulations that Treasury is expected to release within the next few months concerning the verification of the identity of accountholders. Any regulations that are issued in addition to the foregoing will be closely followed so that PFPC can continue to develop relevant procedures to support clients in their AML compliance efforts.

17. HOW WILL WE BE INFORMED OF SUCH DEVELOPMENTS IN YOUR AML PROCEDURES AS NEW RULES ARE PROPOSED AND IMPLEMENTED?

PFPC will communicate any such developments, in addition to any other substantive changes to PFPC's AML procedures, to each client through its respective PFPC CRM.